                                                                  EXHIBIT (c)(2)

[LETTERHEAD OF SHELTER COMPONENTS CORPORATION APPEARS HERE]

                                August 25, 1997

Mr. Jerry E. Kimmel                             PRIVILEGED & CONFIDENTIAL
Chairman                                        -------------------------
Kevco, Inc.
1300 South University Drive
Suite 200
Fort Worth, Texas 76147-9015

RE:     Confidentiality Agreement
        -------------------------

Dear Jerry:

        In connection with your consideration of a possible negotiated transaction between Kevco, Inc., acting directly or through an affiliate or a wholly-owned subsidiary ("You") and Shelter Components Corporation and its subsidiaries (the "Company"), You have requested information concerning the Company. As a condition to your being furnished with such information as You may reasonably request, You agree to treat any information concerning the Company (whether prepared by the Company, its directors, officers, employees, agents, advisors or otherwise, and whether oral, written or in any other format including, without limitation, on any form of computer or other electronic media) which may be furnished to You or your representatives (which term, for purposes of this agreement (the "Agreement"), shall include your directors, officers, employees, agents, advisors, potential financing sources and any affiliates of such persons) by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions herein set forth.

        The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations and other documents prepared by You or your representatives which contain, reflect or are based upon, in whole or in part, the information furnished to You or your representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by You after due inquiry to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another person, (ii) is or becomes generally available to the public other than as a result of a disclosure by You or your representatives, or (iii) becomes available to You on a non-confidential basis from a source other than the Company, its directors, officers, employees, agents or advisors, provided that such source is not

Mr. Jerry E. Kimmel
August 25, 1997

bound by a confidentiality agreement with, or have a duty of secrecy or a fiduciary obligation to, the Company or another party.

     You agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and You and for no other purpose and will not be used in any way detrimental to the Company (including, without limitation, directly or indirectly in the conduct of your business) and that such information will be kept strictly confidential by You and your representatives; provided, however, that any of such information may be disclosed to such of your representatives who need to know such information for the purpose of assisting You in evaluating any such possible transaction (it being understood and agreed that such representatives shall be informed by You of the confidential nature of such information and shall agree to treat such information confidentially and to be bound by this Agreement. You agree that all of your representatives to whom any of such information is disclosed will act in accordance with and be bound by the terms of this Agreement and that You shall be responsible to the Company for any breach of the provisions of this Agreement by You or by any of your representatives, and shall indemnify and hold harmless the Company from any damage, loss, cost or liability (including, without limitation, attorney's fees and costs with respect to the enforcement of this Agreement) arising out of or resulting from any unauthorized use or disclosure by You or your representatives of any of the Evaluation Material or any other breach of the provisions of this Agreement.

     Certain of the Evaluation Material is considered by the Company to be its most sensitive information, including without limitation, product marketing and pricing information (collectively referred to as the "Most Sensitive Material"). Notwithstanding anything herein to the contrary, You shall not have access to the Most Sensitive Material unless and until a Definitive Agreement has been executed and delivered. Under the Definitive Agreement, the Company and You will develop a reasonable protocol providing for your access to the Most Sensitive Material to the maximum extent permitted by law.

     You hereby acknowledge that You are aware, and that You will advise such representatives who become aware of any of the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information relating to a corporation from purchasing or selling securities of the corporation or from communicating such information to any other person. The information being provided pursuant hereto may be of such a nature.

     In the event that You or your representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a

Mr. Jerry E. Kimmel
August 25, 1997

valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental or administrative body, You will immediately notify the Company of the existence, terms and circumstances surrounding such a request so that the Company may seek a protective order or other appropriate remedy (and You will provide such cooperation in connection therewith as the Company may reasonably request) or waive compliance with the provision of this Agreement. If such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, You will furnish only that portion of the Evaluation Material which in the written opinion of your counsel is legally required to be disclosed and will exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material so furnished.

     You hereby acknowledge that the Evaluation Material is being furnished to You in consideration, among other things, of your agreement that for a period of eighteen (18) months from the date hereof, You and your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), will not, directly or indirectly, acting alone or in concert with others, undertake any of the following actions unless expressly requested in writing in advance by the Board of Directors of the Company to so act:

     (i) employ any of the current officers or other senior or key employees of the Company identified as such by the Company with whom You have had contact or who specifically identified to You as such during the period of your investigation of the Company, so long as they are employed by the Company, except in connection with and subject to the purchase of assets of the Company;

     (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company;

     (iii) otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence in any manner, the management, Board of Directors, policies or affairs of the Company, or

     (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

Mr. Jerry E. Kimmel
August 25, 1997


        You agree that You and your affiliates will take no action of any form in any court, or before any governmental or administrative tribunal or agency, seeking a waiver of any of the prohibitions contained in this Agreement.

        Although the Company will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, You understand and agree that neither the Company nor any of its representatives or advisors has made or hereby makes any representation or warranty as to the accuracy or completeness of the Evaluation Material and that You are not entitled to rely on the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its directors, officers, employees, agents or advisors shall have any liability to You or any of your representatives resulting from the use of contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material. Only those representations or warranties which are made in a final Definitive Agreement regarding the transaction which is contemplated by this Agreement (a "Definitive Agreement"), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, may be relied upon and shall be legally binding upon the Company.

        At the request of the Company, You and your representatives shall promptly redeliver to the Company all Evaluation Material that is in writing or in any other format (including, without limitation, on any form of computer or other electronic media) and any other material containing or reflecting any information in the Evaluation Material, and neither You nor your representatives shall retain any copies, notes, extracts, compilations, analyses or other reproductions, in whole or in part, of any Evaluation Material in any form whatsoever (including, without limitation, on any form of computer or other electronic media); provided, however, (i) Evaluation Material consisting of documents, memoranda, notes, and other writings prepared by You and your representatives, in any form whatsoever (including, without limitation, on any form of computer or other electronic media), shall be destroyed immediately, and confirmation of such destruction shall be certified in writing to the Company by your authorized officer supervising such destruction, and (ii) oral Evaluation Material shall continue to be subject to the provisions of this Agreement.

        Unless and until a Definitive Agreement has been executed and delivered, You agree that neither the Company nor You will be under any legal obligation of any kind whatsoever with respect to any such transaction except for such matters set forth specifically herein. You agree that the Company shall not be prohibited from seeking to effect any of the transactions contemplated herein with any third party. The agreements set forth in the Agreement may be expressly modified or waived only by a separate writing executed between the Company and You.

Mr. Jerry E. Kimmel
August 25, 1997


        You agree that You and your representatives shall direct all inquiries and any request for information to Messrs. Renbarger or Stults at the Company, or persons designated by such officers, in connection with the possible transaction contemplated by this Agreement and that no contact shall be made with other persons in connection therewith.

        The term "person" as used in this Agreement shall mean, with limitation, any corporation, company, group, partnership, individual or other entity.

        Until October 25, 1997, the Company shall not take (nor shall the Company permit its officers, directors, employees, attorneys, or other agents to take) any action to solicit or initiate the submission by a third party of a proposal with respect to a merger or other business combination involving the Company, a sale of all or substantially all of the assets of the Company, or a sale of all or substantially all of the capital stock of the Company.

        It is agreed that money damages would be an inadequate remedy for the breach of this Agreement because of the difficulty of ascertaining the amount of damages that would be suffered by the Company in the event of such breach. Therefore, You agree that, without limiting any other remedies which the Company may pursue, the Company shall be entitled to equitable relief, including, without limitation, specific performance of this Agreement and injunctive relief against any breach hereof, as a remedy for any breach of this Agreement, without having to post any bond or any other form of security, without having to show any likelihood or irreparable harm, and without having to prove that money damages would be an inadequate remedy.

        In the event that the Company should institute proceedings to enforce any provisions of this Agreement, You agree that the Company, if a judgment is entered in favor of the Company, shall be entitled to recover all expenses relating to the enforcement of this Agreement, including, without limitation, reasonable attorneys' fees and costs, in addition to any other remedies. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or in any way invalidated by such court action.

        It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Mr. Jerry E. Kimmel
August 25, 1997


        You hereby agree to submit to the jurisdiction of any court of the State of Indiana or any federal court sitting in the State of Indiana for the purpose of any suit, action or other proceeding arising out of this Agreement, or of the transactions contemplated hereby, which is brought by or against the Company. You agree that this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana, without regard to the rules of the conflict of laws of such State.

        This Agreement shall continue for a period of eighteen (18) months, provided that should any transaction contemplated hereunder be consummated, then and in that event, the obligations hereunder shall cease.

        If You are in agreement with the foregoing, please indicate such agreement by signing and returning (1) one copy of this Agreement to the Company, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.


                                Very truly yours,

                                SHELTER COMPONENTS CORPORATION

                                /s/ LARRY D. RENBARGER

                                Larry D. Renbarger
                                Chief Executive Officer

        Confirmed and Agreed, this 25th day of August, 1997:


                                KEVCO, INC.

                                By: /s/ JERRY E. KIMMEL
                                   -----------------------------
                                    Jerry E. Kimmel
                                    Chairman